News

Release

Evans Bancorp, Inc.  One Grimsby Drive Hamburg, NY  14075

FOR IMMEDIATE RELEASE

Evans Bancorp Net Income Increases 29% to
$4.8 Million in the 2018 Third Quarter

HAMBURG, NY, October 25, 2018 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the third quarter ended September 30, 2018.

THIRD QUARTER 2018 HIGHLIGHTS (compared with prior-year period unless otherwise noted)

•	Net income increased 29% to $4.8 million; Earnings per diluted share grew 28% to $0.97
•	Net interest income increased 9% to $12.1 million
•	Loan portfolio of $1.2 billion up $30 million in the quarter, or 11% on an annualized basis
•	9% growth of average demand deposits
•	Acquisition of Richardson & Stout Insurance Agency (“R&S”) contributed to total insurance revenue of $3.2 million, an increase of 48%
•	Recognized $350,000 of community investments in the third quarter

Net income was $4.8 million, or $0.97 per diluted share, in the third quarter of 2018, compared with
$3.8 million, or $0.77 per diluted share, in the trailing second quarter of 2018 and $3.7 million, or $0.76 per diluted share, in last year’s third quarter.  The increase over both comparative periods reflects higher interest income due to loan growth, an increase in non-interest income due to higher insurance revenue and lower income tax provision.  Return on average equity was 15.35% for the third quarter of 2018, compared with 12.39% in the trailing second quarter of 2018 and 12.71% in the third quarter of 2017.

“Evans continues to experience meaningful client growth both organically and through acquisition.  The strong performance in loans and deposits and the significant increase in insurance revenue is evidence of our expanding market presence,” said David J. Nasca, President and CEO of Evans Bancorp. “The new business we are capturing has allowed us to offset margin pressures related to interest rate increases and significant competition for funding. Successful results have enabled us to execute our plan to make significant community investments, the details of which will be announced in the next several weeks.”

Evans Bancorp Net Income Increases 29% to $4.8 Million in the 2018 Third Quarter

October 25, 2018

Net Interest Income
($ in thousands)

	3Q 2018	2Q 2018	3Q 2017

Interest income	$14,690	$14,247	$12,574
Interest expense	2,604	2,051	1,479
Net interest income	12,086	12,196	11,095
Provision for loan losses	252	659	161
Net interest income after provision	$11,834	$11,537	$10,934

Net interest income decreased $0.1 million from the second quarter of 2018, but increased $1.0 million, or 9% from the prior-year third quarter.  The year-over-year increase was driven by average interest-earning asset growth, particularly loans, partially offset by an increase in interest expense. Average commercial loans, including commercial real estate and commercial and industrial loans, were $918 million, up $20 million from the second quarter of 2018 and up $129 million from the 2017 third quarter.  The decrease from the second quarter reflects net interest margin compression, offset by higher interest income from loan growth.

Third quarter net interest margin of 3.73% decreased 16 basis points from the 2018 second quarter, and 18 basis points from the third quarter of 2017.  Net interest income in last year’s third quarter benefited $0.4 million, or 14 basis points to net interest margin, from the repayment in full of two unrelated loans that were formerly in nonaccrual status.

Margin has been impacted by rising funding costs.  The cost of interest-bearing liabilities was 1.04%, compared with 0.86% in the second quarter of 2018 and 0.69% in the third quarter of 2017.  The increase in short-term market interest rates, along with a very competitive deposit market caused the increase in funding costs.  The Company has experienced a shift in deposit mix as consumers in low-cost legacy savings deposit products have migrated to higher-rate time deposits.  The Company has also increased its brokered time deposit activity as part of its funding strategy.  Average time deposits comprised 23% of average total deposits during the third quarter of 2018, compared with 19% and 16% in the second quarter of 2018 and the third quarter of 2017, respectively.

The $0.3 million provision for loan losses for the third quarter of 2018 reflects loan growth and an increase in net charge-offs.  The second quarter 2018 provision included the impact of an increase in non-performing loans during the quarter as a single commercial construction loan of $9 million was downgraded to nonaccrual status.

Asset Quality
($ in thousands)

	3Q 2018	2Q 2018	3Q 2017

Total non-performing loans	$23,090	$23,210	$13,389
Total net loan charge-offs (recoveries)	274	117	157
Non-performing loans/ Total loans	2.00%	2.06%	1.34%
Net loan charge-offs (recoveries)/ Average loans	0.10%	0.04%	0.06%
Allowance for loan losses/ Total loans	1.32%	1.35%	1.42%

“Our credit quality metrics have remained consistent during the quarter. We are persistent in our efforts to strengthen the performance of the small number of larger commercial credits that make up the non-performing loan balance,” stated John Connerton, Chief Financial Officer of Evans Bank. “Based on these efforts and management’s analysis we believe we remain appropriately reserved.”

Evans Bancorp Net Income Increases 29% to $4.8 Million in the 2018 Third Quarter

October 25, 2018

Non-Interest Income
($ in thousands)
	3Q 2018	2Q 2018	3Q 2017

Deposit service charges	$571	$525	$448
Insurance service and fee revenue	3,215	1,952	2,169
Bank-owned life insurance	165	178	128
Loss on tax credit investment	(165)	-	(1,338)
Refundable NY state historic tax credit	150	-	972
Other income	828	984	986
Total non-interest income	$4,764	$3,639	$3,365

The increase in deposit service charges reflects higher fees related to overdrafts as the Company continues to benefit from a new product offered to clients that provides overdraft protection to small businesses.

Evans acquired the business of R&S effective July 1, 2018, which contributed $0.8 million in revenue in the quarter.  The remaining increase was due to seasonally higher profit-sharing revenue.

The decrease in other income was due to the loss on sale of equity securities of $0.1 million in the third quarter of 2018.

Historic tax credit investment activity resulted in a net loss of $0.4 million being recorded in non-interest income in the third quarter of 2017.    There were no new significant historic tax credit investments in the third quarter of 2018.

Non-Interest Expense
($ in thousands)
	3Q 2018	2Q 2018	3Q 2017

Salaries and employee benefits	$7,090	$6,475	$6,271
Occupancy	795	727	805
Advertising and public relations	258	326	311
Professional services	588	626	514
Technology and communications	874	847	730
Amortization of intangibles	112	28	28
FDIC insurance	295	246	195
Other expenses	1,445	958	982
Total non-interest expenses	$11,457	$10,233	$9,836

Third quarter non-interest expenses increased 16% from the prior-year period and 12% from the second quarter of 2018.  The most significant component of the increase was due to higher salaries and employee benefits relating to the R&S acquisition and the addition of strategic personnel hires to support the Company’s continued growth.

The increase in technology and communications from last year’s third quarter was due to an increase in ATM card fees and online banking activity.

The amortization of intangible assets was higher due to the acquisition of R&S.

The increase in other expenses reflects a community contribution accrual of $0.4 million during the third quarter of 2018.  Evans contributes to community organizations that provide positive, meaningful impact to the Western New York region.  Evans has elevated its resource commitment to the community in response to the benefits it has received through federal tax reform.

Evans Bancorp Net Income Increases 29% to $4.8 Million in the 2018 Third Quarter

October 25, 2018

The Company’s efficiency ratio in the third quarter of 2018 was 66.9%, compared with 64.5% in the second quarter of 2018 and 66.2% in last year’s third quarter.

Income tax expense was $0.3 million, or an effective tax rate of 6.7%, for the third quarter of 2018 compared with $1.2 million, or 23.3%, in the second quarter of 2018 and $0.7 million, or 16.6%, in last year’s third quarter.  Income taxes were reduced by $0.7 million in the current quarter due to a change in estimate of when certain state historic tax credits will be taxable for federal purposes.  The Company has determined that these tax credits will be subject to lower federal tax rates resulting from recent tax reform.  Historic tax credit transactions lowered the effective tax rate by 13.8% in the third quarter of 2018, compared with no impact on the second quarter of 2018, and 12.4% in last year’s third quarter.  The effective rate in the second and third quarters of 2018 also reflects the benefit of federal tax reform, which decreased the Company’s marginal federal income tax rate from 35% to 21%.

Balance Sheet Highlights

Total assets were $1.38 billion as of September 30, 2018, up $35 million from June 30, 2018 and $161 million, or 13%, higher than $1.22 billion at September 30, 2017, reflecting the Company’s strong loan growth.  Loan balances grew $158 million, or 16%, to $1.16 billion since the end of last year’s third quarter with the growth predominantly in the commercial real estate and commercial and industrial portfolios.

Investment securities were $138 million at September 30, 2018, $11 million lower than the second quarter of 2018, and $15 million lower than at the end of last year’s third quarter.  The primary objectives of the Company’s investment portfolio are to provide liquidity, provide collateral to secure municipal deposits, and maximize income while preserving safety of principal.  With the yield curve continuing to flatten, there is a reduced advantage to purchasing longer-term investment securities and as a result, there has been a corresponding increase in the Company’s short-term investments and interest-earning cash.

Total deposits grew $33 million during the quarter to $1.22 billion at September 30, 2018, and were $183 million, or 18%, higher than the balance at the end of last year’s third quarter.  The largest component of the deposit growth during the quarter was in time deposits of $53 million, including $12 million of brokered time deposits.  Total average demand deposits were $233 million for the 2018 third quarter, an increase of $19 million from the third quarter of 2017, which was mostly attributable to growth in commercial demand deposits.

The Company experienced growth of $9 million in its commercial deposit portfolio during the third quarter of 2018.  Municipal deposits decreased $10 million when compared with the balance at June 30, 2018 due to seasonal fluctuations.  Consumer savings deposit growth has been challenging as preferences move toward term products with higher rates and local market competition has stiffened.  Consumer savings deposits declined $20 million during the quarter, while consumer time deposits grew $41 million in the past three months and $97 million in the past year.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 9.60% at September 30, 2018 compared with 9.94% at
June 30, 2018 and 10.38% at September 30, 2017.  Book value per share increased to $26.03 at
September 30, 2018 compared with $25.63 at June 30, 2018 and $24.60 at September 30, 2017.

Outlook

Mr. Nasca concluded, “We have delivered net income growth of 25% in the first nine months of 2018 on the heels of last year’s historic performance, providing a strong foundation of growth and momentum to finish the year.  In addition, the opening of a new Business and Relationship Center in the downtown core of Buffalo will allow us to continue our expansion and proactively meet the needs of a resurgent Western New York economy.”

Webcast and Conference Call

The Company will host a conference call and webcast on Thursday, October  25, 2018 at 4:45 p.m. ET.

Evans Bancorp Net Income Increases 29% to $4.8 Million in the 2018 Third Quarter

October 25, 2018

Management will review the financial and operating results for the third quarter of 2018, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8471.  Alternatively, the webcast can be monitored at www.evansbancorp.com.

A telephonic replay will be available from 7:45 p.m. ET on the day of the teleconference until Thursday,
November 1, 2018.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13683725, or access the webcast replay at www.evansbancorp.com, where a transcript will be posted once available.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $1.4 billion in assets and $1.2 billion in deposits at September 30, 2018.  Evans is a full-service community bank, with 15 financial centers providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Bancorp's wholly owned insurance subsidiary, The Evans Agency, LLC, provides life insurance, employee benefits, and property and casualty insurance through ten insurance offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: jconner@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

Evans Bancorp Net Income Increases 29% to $4.8 Million in the 2018 Third Quarter

October 25, 2018

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)

	9/30/2018	6/30/2018	3/31/2018	12/31/2017	9/30/2017
ASSETS
Investment Securities	$137,909	$148,628	$164,471	$149,732	$153,367
Loans	1,155,566	1,125,895	1,109,961	1,065,315	998,005
Allowance for loan losses	(15,213)	(15,235)	(14,693)	(14,019)	(14,182)
Goodwill and intangible assets	13,104	8,496	8,525	8,553	8,581
All other assets	89,557	78,307	85,434	86,052	74,383
Total assets	$1,380,923	$1,346,091	$1,353,698	$1,295,633	$1,220,154

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	236,079	224,373	238,827	219,664	216,250
NOW deposits	110,768	121,170	124,997	109,378	96,741
Savings deposits	574,262	595,500	566,314	535,730	552,559
Time deposits	294,514	241,425	204,295	186,457	166,769
Total deposits	1,215,623	1,182,468	1,134,433	1,051,229	1,032,319
Borrowings	24,309	25,348	83,114	108,869	54,310
Other liabilities	15,331	14,700	16,278	17,193	16,033
Total stockholders' equity	125,660	123,575	119,873	118,342	117,492

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,827,701	4,821,381	4,803,334	4,782,505	4,776,360
Book value per share	$26.03	$25.63	$24.96	$24.74	$24.60
Tier 1 leverage ratio	9.60%	9.94%	9.81%	10.11%	10.38%
Tier 1 risk-based capital ratio	11.34%	11.63%	11.48%	11.72%	12.33%
Total risk-based capital ratio	12.59%	12.88%	12.73%	12.97%	13.59%

ASSET QUALITY DATA
Total non-performing loans	$23,090	$23,210	$14,771	$13,715	$13,389
Total net loan charge-offs (recoveries)	274	117	93	765	157

Non-performing loans/Total loans	2.00%	2.06%	1.33%	1.29%	1.34%
Net loan charge-offs (recoveries)/Average loans	0.10%	0.04%	0.03%	0.30%	0.06%
Allowance for loans losses/Total loans	1.32%	1.35%	1.32%	1.32%	1.42%

Evans Bancorp Net Income Increases 29% to $4.8 Million in the 2018 Third Quarter

October 25, 2018

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2018	2018	2018	2017	2017
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Interest income	$14,690	$14,247	$13,366	$12,794	$12,574
Interest expense	2,604	2,051	1,914	1,634	1,479
Net interest income	12,086	12,196	11,452	11,160	11,095
Provision for loan losses	252	659	767	602	161
Net interest income after provision	11,834	11,537	10,685	10,558	10,934

Deposit service charges	571	525	509	481	448
Insurance service and fee revenue	3,215	1,952	1,965	1,649	2,169
Bank-owned life insurance	165	178	171	464	128
Loss on tax credit investment	(165)	-	-	(1,740)	(1,338)
Refundable NY state historic tax credit	150	-	-	1,224	972
Other income	828	984	1,141	949	986
Total non-interest income	4,764	3,639	3,786	3,027	3,365

Salaries and employee benefits	7,090	6,475	6,627	6,248	6,271
Occupancy	795	727	758	844	805
Advertising and public relations	258	326	124	378	311
Professional services	588	626	653	594	514
Technology and communications	874	847	764	740	730
Amortization of intangibles	112	28	28	29	28
FDIC insurance	295	246	232	189	195
Other expenses	1,445	958	985	1,364	982
Total non-interest expenses	11,457	10,233	10,171	10,386	9,836

Income before income taxes	5,141	4,943	4,300	3,199	4,463
Income tax provision	346	1,152	981	2,207	740
Net income	4,795	3,791	3,319	992	3,723

PER SHARE DATA
Net income per common share-diluted	$0.97	$0.77	$0.68	$0.20	$0.76
Cash dividends per common share	$0.46	$-	$0.46	$-	$0.40
Weighted average number of diluted shares	4,940,822	4,933,522	4,912,289	4,904,270	4,896,967

PERFORMANCE RATIOS
Return on average total assets	1.40%	1.13%	1.01%	0.32%	1.24%
Return on average stockholders' equity	15.35%	12.39%	11.15%	3.32%	12.71%
Efficiency ratio	66.88%	64.45%	66.56%	70.44%	66.15%

Evans Bancorp Net Income Increases 29% to $4.8 Million in the 2018 Third Quarter

October 25, 2018

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2018	2018	2018	2017	2017
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
AVERAGE BALANCES

Loans, net	$1,127,173	$1,098,391	$1,067,282	$1,009,497	$970,988
Investment securities	145,122	155,089	160,739	155,475	152,991
Interest-bearing deposits at banks	12,641	4,013	2,712	2,380	1,713
Total interest-earning assets	1,284,936	1,257,493	1,230,733	1,167,352	1,125,692
Non interest-earning assets	87,402	81,113	80,644	79,234	72,887
Total Assets	$1,372,338	$1,338,606	$1,311,377	$1,246,586	$1,198,579

NOW	115,417	120,510	114,268	92,089	91,962
Savings	581,484	576,197	552,546	549,466	545,900
Time deposits	274,275	214,410	194,223	181,291	163,087
Total interest-bearing deposits	971,176	911,117	861,037	822,846	800,949
Other borrowings	25,749	50,917	92,893	70,986	51,224
Total interest-bearing liabilities	996,925	962,034	953,930	893,832	852,173

Demand deposits	233,393	239,546	223,176	219,291	214,228
Other non-interest bearing liabilities	17,045	14,614	15,161	14,097	15,035
Stockholders' equity	124,975	122,412	119,110	119,366	117,143

Total Liabilities and Equity	$1,372,338	$1,338,606	$1,311,377	$1,246,586	$1,198,579

YIELD/RATE

Loans, net	4.81%	4.82%	4.70%	4.65%	4.76%
Investment securities	2.60%	2.67%	2.51%	2.45%	2.35%
Interest-bearing deposits at banks	1.98%	1.50%	1.50%	0.67%	1.62%
Total interest-earning assets	4.54%	4.54%	4.40%	4.35%	4.43%

NOW	0.27%	0.26%	0.27%	0.22%	0.22%
Savings	0.70%	0.59%	0.55%	0.48%	0.48%
Time deposits	1.89%	1.55%	1.42%	1.34%	1.30%
Total interest-bearing deposits	0.99%	0.77%	0.71%	0.64%	0.62%
Other borrowings	2.96%	2.30%	1.82%	1.71%	1.76%
Total interest-bearing liabilities	1.04%	0.86%	0.81%	0.73%	0.69%

Interest rate spread	3.50%	3.68%	3.59%	3.62%	3.74%
Contribution of interest-free funds	0.23%	0.21%	0.18%	0.17%	0.17%
Net interest margin	3.73%	3.89%	3.77%	3.79%	3.91%